Exhibit 10.17

NR SUBLEASE

TERMS AND CONDITIONS

REFERENCE DATE:	February 17, 2018

SUBLESSOR:	Vividion Therapeutics, Inc.

SUBLESSEE:	Oncosec Medical Incorporated

RECITAL:

Sublessor and Sublessee are currently negotiating the assignment of Sublessee’s lease at 5820 Nancy Ridge via a separate agreement (“Lease Assignment”), This sublease shall be contingent upon successful completion of the Lease Assignment. Lease Assignment is anticipated to be effective on March 1, 2018 or as soon as reasonably possible thereafter. Sublease shall commence upon the effective date of the Lease Assignment.

BUILDING:	5820 Nancy Ridge Drive, San Diego, CA 92121

PREMISES:	The entire Building, approximately 33,928 rentable square feet.

USE:

The Premises may be used for research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with legal requirements.

TERM:

Sublease shall commence upon the effective date of the Lease Assignment, subject to a fully executed sublease document between the parties and written consent from Landlord (“Commencement Date”) and shall expire on March 31, 2018 (“Expiration Date”).

SUBLESSOR ACCESS FOR UTILITIES UPGRADE:

Sublessor shall have the right to access Premises under the supervision of Sublessee, which shall not be unreasonable withheld or conditioned, in order to install and upgrade certain utilities within the Building at Sublessor’s sole expense. Sublessor shall use commercially reasonable efforts to not interrupt Sublessee’s operations in the Building. Sublessor shall not start construction of Alterations in its chemistry lab or vivarium until after April 1, 2018.

RENTAL RATE:

The monthly rental rate shall be $2.82 per rentable square foot per month NNN. Sublessee shall also pay the actual operating expenses for the Building estimated to be $1.05 per rentable square foot per month and the actual utilities used in the Building. Sublessee shall provide its own janitorial and hazardous waste removal service through its chosen service providers.

TIMING OF PAYMENTS:

If Lease Assignment is effective by March 1, 2018 and therefore Sublease commences by March 1, 2018, then Sublessee shall pay the monthly Rent and Operating Expenses for the month of March to Sublessor. In this case, Sublessee shall pay the monthly Rent and estimated Operating Expenses upon Sublessor presenting the actual monthly invoice for Rent and Operating Expenses from Landlord.

If Lease Assignment is not effective by March 1, 2018 and therefore Sublease has not commenced by March 1, 2018, then Sublessee shall pay the monthly Rent and Operating Expenses for the month of March to Landlord, per the terms of Sublessee’s lease at 5820 Nancy Ridge, and there shall be no payment due by Sublessee to Sublessor.

BUILDING CONDITION:

Sublessee accepts the Premises in its “as-is” condition, except Sublessor shall deliver the premises in a clean condition and with HVAC, electrical, plumbing and lighting systems in good working order.

SECURITY DEPOSIT:	None.

TENANT IMPROVEMENTS:	None.

HAZARDOUS MATERIALS:

Sublessee shall remove its hazardous materials from the Premises prior to the Sublease Expiration Date. Sublessee shall indemnify Sublessor from any claims arising from Sublessee’s use of any Hazardous Materials as provided for in the Master Lease and shall use such materials in compliance with all governmental codes and restrictions. Prior to the Sublease Expiration Date, Sublessee shall complete a Surrender Plan as defined in Section 28 of the Master Lease.

ALL OTHER TERMS:	Per Master Lease.

COMMISSIONS:	None.

AGENCY DISCLOSURE:

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino, who represents both the Sublessor and Sublessee. Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Hughes Marino to disclose to either of them the confidential information of the other party.

Sublessor and Sublessee acknowledge that this Term Sheet is not a sublease and that it is intended as the basis for preparation of a sublease. The Sublease shall be subject to Sublessor’s and Sublessee’s approval and only a fully executed Sublease shall bind the parties.

AGREED AND ACCEPTED BY:

Vividion Therapeutics, Inc. (Sublessor)		Oncosec Medical Incorporated (Sublessee)

By:	/s/ G. Diego Miralles	By:	/s/ Daniel O’Connor

Name:	G. Diego Miralles	Name:	Dan O’Connor

Title:	CEO	Title:	CEO

Date:	02/20/2018	Date:	02/17/2018